Exhibit 10.6

[Cautionary Note: This Agreement has been translated into English from the original Chinese language version.]

Outsourcing Agreement

Party A: Sale and Marketing Publishing House

Party B: Henan Ruiguang Printing Co., Ltd.

In accordance with the Law of Contract in PRC, based on the mutual agreement of both parties, Party A authorizes Party B to print and produce the Channel edition of China Marketing magazine and China Business & Trade magazine. The contract is subject to the following terms and conditions:

1. The Channel edition of China Marketing magazine and China Business & Trade magazine are published one time each month.

2.	Basic Information of the magazines:
1)	Size of the Magazines: 210 mm x 285 mm
2)	Color printing of cover page and all inside text
3)	Sensitive layer on the cover page

3.	Use of Pager: (1) Cover Page: 157g double-side halftone paper, 4+4 color
(2)	Text: 60g non-sensitive layer
(3)	Insert Page: 60g non-sensitive layer, 4+4 color

4.	Packaging and Binding: 50 copies per bundle

5.	Settlement Price: US$0.0879/copy including text and cover page.

6.	Date of shipment: Party A will submit all the articles to Party B at 20th of each month for the magazines of the next month. Publishing date is the 1st of each month, the printing circle is 7 days.

7.	Party A must submit all the sufficient and accurate documents relevant to any printing procedure. Otherwise, Party A will be fully responsible for any loss caused by its failure to do so.

8.	Party A is responsible to turn in clear and completed articles to Party B on time. The layout of the text must be designed clearly and the wording must be counted accurately.

9.
Party A is responsible to proof read all the articles, the time period of the proof reading is five days for the first time proof reading, two days for the second proof reading and one day for the third proof reading.

10.	Party B will submit written notice to Party A two days before the shipment for the final printing amount.

11.	Party A reserves the right to edit exceptional articles or pictures right before printing.

12.	The shipment date will be automatically postponed if Party A turns in the final version of the articles later than the date set forth under Section 6.

13.
After the complete shipment of each edition, Party A shall pay off all the outstanding payment before the 10th of next month. If the payment is delayed over one month, Party A shall pay the penalty to Party B, which is 5% of the total over due amount plus the interest, rated as same as the commercial loan interest announced by the bank at the same period of time. Party B will also have the rights to terminate this contract under this situation.

14.
Party B must return the first draft to Party A five days after Party B receive all the final version of the articles. Party B must pick up and return the draft after the first, second and third proof reading with no delay.

15.	Quality of the magazines has to comply with the general standard set by the Chinese Press and Publication Administration.

16.
The factory where Party B’s facilities are located is assigned to be the place for the quality examination. Party B agrees to freely deliver the magazines for Party A within the city of Zhengzhou. Party A reserves the right to seek the compensation from Party B in accordance with the Contract Law at PRC at any delay of shipment or quality control problems caused by Party B.

17.
Party B must only print the amount requested by Party A and Party B shall pay Party A 200% of the income obtained from any additional printing and selling of the magazines without the authorization of Party A.

18.	Party A reserves the right to seek the compensation from Party B in accordance with any loss or damage of the original copies of the articles, pictures and drafts that directly caused by Party B.

19.	During the term of this contract, in case of the wholesale pricing of paper is adjusted, Party A and Party B will amend this contract based on mutual agreement.

20.
During the term of this contract, neither Party A nor Party B can unilaterally make changes to or terminate this contact. In case one Party has to terminate the contract because of certain reasonable causes, three months notice is required. The Party that breaches the contract shall pay to the other Party 5% of total printing cost as well as to compensate the other Party whatever the loss due to the breach of contract.

21.	In case Party A stops issuing the magazines, Party A is fully responsible to buy back the paper and other supply Party B prepared that would be otherwise used to print the magazines of Party A.

22.	The term of this contract is from January 1, 2006 to December 31, 2006.

Party A: Sale and Marketing Publishing House
Authorized Representative:
(Corporate Seal)
Date: December 29, 2005

Party B: Henan Ruiguang Printing Co., Ltd
Authorized Representative:
(Corporate Seal)
Date: December 29, 2005